Exhibit 99.1

John C. Lechleiter Joins Nike’s Board of Directors 18 June, 2009

BEAVERTON, Ore. (June 18, 2009) – NIKE, Inc. (NYSE: NKE) today announced that John C. Lechleiter, Ph.D. has been appointed to the Company’s Board of Directors.

Lechleiter, 55, is chairman, president, and chief executive officer of Eli Lilly and Company, the Indianapolis-based global pharmaceutical company with over $20 billion in revenue.

“John’s combination of executive leadership and expertise leading a global brand makes him an ideal addition to our board,” said Philip H. Knight, Nike founder and chairman. “We look forward to his contributions to expand Nike’s position as the industry leader in innovation.”

Lechleiter was named president and chief executive officer of Lilly in April 2008 and became chairman of the board in January 2009. He served as president and chief operating officer of Lilly since 2005, when he also joined Lilly’s board of directors.

Lechleiter, who has a doctorate in organic chemistry from Harvard University, has spent 30 years with Lilly, where he has held a variety of senior management positions in both the U.K. and the U.S., including vice president for development and regulatory affairs, executive vice president of pharmaceutical products and corporate development, and executive vice president of pharmaceutical operations.

Lechleiter is a member of the Business Roundtable and the Business Council. He serves on the board of directors of Pharmaceutical Research and Manufacturers of America, Fairbanks Institute, the United Way of Central Indiana, and Indianapolis Downtown, Inc. He also serves as a member of the board of trustees of Xavier University (Cincinnati, Ohio).

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Umbro Ltd., a leading United Kingdom-based global football (soccer) brand; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. For more information, visit nikebiz.com.